Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated May 13, 2022 (September 8, 2022, as to the effects of the 1-for-2.259 stock split described in Note 14) relating to the financial statements of Third Harmonic Bio, Inc., appearing in the Registration Statement No. 333- 267022 on Form S-1 of Third Harmonic Bio, Inc. for the year ended December 31, 2021 and 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement No. 333-267022.

/s/ Deloitte & Touche LLP

Morristown, NJ

September 14, 2022